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                          UNITED STATES                 SEC FILE NUMBER
               SECURITIES AND EXCHANGE COMMISSION          0-16311
                     Washington, D.C.  20549            ---------------

                           FORM 12b-25                  CUSIP NUMBER
                                                         160903 10 0
                   NOTIFICATION OF LATE FILING          ---------------

(Check One):  Form 10-K    Form 20-F   X Form 11-K    Form 10-Q    Form N-SAR
             --                                              --

                  For Period Ended:    December 31, 1997
                                    ------------------------
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                     -------------------------
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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
            VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                     THE ROCHESTER COMMUNITY SAVINGS BANK
                 EMPLOYEE INVESTMENT AND STOCK OWNERSHIP PLAN
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Full Name of Registrant


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Former Name if Applicable

1215 Superior Avenue
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Address of Principal Executive Office (Street and Number)

Cleveland, Ohio 44114
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City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    |  (a) The reasons described in reasonable detail in Part III of this
    |      form could not be eliminated without unreasonable effort or
    |      expense;
    |  (b) The subject annual report, semi-annual report, transition report
    |      on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
 X  |      will be filed on or before the fifteenth calendar day following
 -- |      the prescribed due date; or the subject quarterly report of
    |      transition report on Form 10-Q, or portion thereof will be filed
    |      on or before the fifth calendar day following the prescribed due
    |      date; and
    |  (c) The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

RESPONSE: The record keeping of the Rochester Community Savings Bank
          Employee Investment and Stock Ownership Plan ("EISOP") as of and for the year ended December 31, 1997 has not been completed. Consequently, the auditors have been unable to complete their audit and report on the EISOP financial statements. See Exhibit I attached hereto.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Robert J. Vana                                 216          589-8326
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                 (Name)                     (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section
    13 or 15(d) of the Securities and Exchange Act of 1934
    or Section 30 of the Investment Company Act of 1940
    during the preceding 12 months or for such shorter
    period that the registrant was required to file such
    report(s) been filed?  If answer is no, identify
    report(s).                                               X  Yes      No
                                                             ---      ---
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(3) Is it anticipated that any significant change in
    results of operations from the corresponding period
    for the last fiscal year will be reflected by the
    earnings statements to be included in the subject
    report or portion thereof?                                  Yes   X  No
                                                            ---      ---

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

___________________________________________________________________________


                    THE ROCHESTER COMMUNITY SAVINGS BANK
                EMPLOYEE INVESTMENT AND STOCK OWNERSHIP PLAN
          -------------------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    June 29, 1998              By /s/ Robert J. Vana
     -------------------------        -------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                                              Exhibit I


June 29, 1998







Charter One Financial, Inc.
Cleveland, Ohio

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, we inform you that we have been furnished a copy of the Form 12b-25 to be filed by Charter One Financial, Inc. on or about June 29, 1998, which contains notification of the registrant's inability to file its Form 11-K of The Rochester Community Savings Bank Employee Investment and Stock Ownership Plan by June 29, 1998.
We have read the Company's statements contained in Part III therein and we agree with the stated reasons as to why we have been unable to complete our audit and report on the financial statements for the year ended December 31, 1997, to be included in the Form 11-K.

Very truly yours,

/s/ KPMG Peat Marwick LLP
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